Exhibit 99.1

Interleukin Genetics Reports 2006 Year-End and Fourth Quarter Financial Results

  Reports Significant Revenue Increase over Previous Year and Strong
                             Cash Position

       Conference Call Scheduled for 4:30 PM EST - April 2, 2007


    WALTHAM, Mass.--(BUSINESS WIRE)--April 2, 2007--Interleukin
Genetics, Inc. (AMEX: ILI) today reported financial results for its year-end 2006 and fourth quarter ended December 31, 2006.

    The Company reported revenues of $4.7 million and a net loss of $6.9 million, or $(0.27) per basic and diluted common share, for the year ended December 31, 2006 and revenues of $1.8 million and a net loss of $2.6 million, or $(0.10) per basic and diluted common share, for the quarter ended December 31, 2006. Interleukin Genetics' reported revenues resulted from the processing of genetic assessment tests launched in the first quarter of 2006 for cardiovascular health risk and general nutrition, and from sales of nutritional supplement products in food, drug, and mass retail outlets through its subsidiary, the Alan James Group, since it was acquired in August of 2006.

    "Interleukin Genetics ended 2006 in a very strong operational and financial position. With a global distribution partner for our genetic risk assessment tests and brand-name distribution channels for our nutritional supplement products business, we believe that we are well positioned to capitalize on the promising future of personalized health," said Tim Richerson, Interleukin Genetics' CEO. "Importantly, we have the financial resources to execute on this vision. Looking forward in 2007, we will be concentrating our efforts on expanding the marketing tools and markets for our current products while advancing the research and development of additional products for our portfolio of wellness products."

    Operating highlights for 2006 included:

    -- Interleukin Genetics began operations in its specially designed and constructed genetic testing laboratory, certified under the Clinical Laboratory Improvement Amendments (CLIA), and processed first samples in February 2006.

    -- The Company commenced sales in March 2006, through its global distribution partner Alticor, of two new genetic risk assessment tests for personal wellness - the IL-1 test for cardiovascular health and the general nutrition test.

    -- Interleukin Genetics acquired the Alan James Group in August of 2006 to provide Interleukin with new products and sales and marketing leadership in the rapidly expanding consumer health segment.

    -- Concurrent with the Alan James Group acquisition, the Company secured $30.0 million in equity and debt financing through Alticor.

    -- The Company initiated a study with Catholic University Center for High Technology Research and Education in Biomedical Sciences in Campobasso, Italy to study the link between inflammation genetic tests and stroke affecting men and women at a young age. This study may support the development of new genetic tests that provide important information about common diseases.

    -- The Company initiated a new study in China utilizing its proprietary IL-1 technology to evaluate potential population-specific genetic links to myocardial infarction at an early age. The study has enrolled 1,100 patients to date and expects to enroll approximately 1,300 subjects. A similar study that is ongoing in Korea and is expected to meet its enrollment target of 750 subjects in the second quarter.

    -- The Company secured an exclusive license for weight management technology from GeneOb as a component in the development of a new genetic risk assessment test for weight management intended for future release.

    -- The Company entered into a one-year research agreement with Alticor to develop its technology in dermagenomics to develop personalized skin care products and to expand the development of other tests.

    Year End Results

    Revenue for the year ended December 31, 2006, was $4.7 million compared to $23,000 in 2005. The increase was due to revenues of $2.7 million from the personalized health segment, including $2.6 million from processing of genetic tests which were launched in the first quarter of 2006 (specifically cardiovascular health and general nutrition genetic tests) and $2.1 million from the consumer products segment which sells branded nutritional supplements to large retail outlets through the Alan James Group since August 17, 2006 (the date of Interleukin's acquisition of that business).

    Research and development expenses were $3.3 million for the year ended December 31, 2006, compared to $3.1 million for 2005.

    Selling, general and administrative expenses were $4.5 million for the year ended December 31, 2006, compared to $2.9 million during 2005. This increase was primarily attributable to costs associated with the operation of the Alan James Group.

    The Company reported a net loss of $6.9 million, or $(0.27) per basic and diluted common share, for the year ended 2006 compared to a net loss of $6.6 million, or $(0.28) per basic and diluted common share in 2005.

    Fourth Quarter Results

    Revenue for the three months ended December 31, 2006, was $1.8 million compared to $2,000 for the same period in 2005. The increase was due to revenues of $444,000 from its personalized health segment, primarily from processing of genetic tests received from Alticor for sales of the heart health and the general nutrition tests and $1.4 million from its consumer products segment which sells branded nutritional supplements to large retail outlets through the Alan James Group.

    Research and development expenses were $842,000 for the quarter ended December 31, 2006, compared to $959,000 for the quarter ended December 31, 2005. These research expenses were largely incurred in support of funded research for our collaboration with Alticor.

    Selling, general and administrative expenses were $1.8 million for the three months ended December 31, 2006, compared to $661,000 during the same period in the prior year, an increase of approximately 173%. This increase was primarily attributable to costs associated with the operation of the Alan James Group.

    The Company reported a net loss of $2.6 million, or $(0.10) per basic and diluted common share, for the fourth quarter of 2006 compared to a net loss of $1.8 million, or $(0.07) per basic and diluted common share, for the fourth quarter of 2005.

    On December 31, 2006, the Company reported cash and cash equivalents of $10.1 million compared to $3.4 million of cash and cash equivalents on December 31, 2005. In addition, on December 31, 2006, the Company had access to $17.9 million under credit facilities with Alticor.

    Conference Call Details

    To access the live call on April 2, 2007, at 4:30 p.m. ET, dial
(800) 565-5442 (domestic) or (913) 312-1298 (international). The call will also be available live via webcast at www.ilgenetics.com.

    Replay access of the teleconference will be available for two weeks following the call by calling (719) 457-0820 (domestic) or (888) 203-1112 (international). The passcode for the replay is 1471586. The webcast will be archived following the call at www.ilgenetics.com.

    About Interleukin

    Interleukin Genetics, Inc. is a company focused on developing, acquiring, and commercializing personalized health products that can help individuals improve and maintain their health through preventive measures. It uses functional genomics to help in the development of risk assessment tests based on the genetic variations in people. The Company also develops and markets nutritional and OTCeutical(R) products. Interleukin has commercialized genetic tests for periodontal disease risk assessment, cardiovascular risk assessment, and general nutrition assessment. In addition, through its Alan James Group subsidiary which it acquired in August 2006, Interleukin sells its nutritional product brands, including Ginkoba(R), Ginsana(R), and Venastat(R) through the nation's largest food, drug and mass retailers. The Company's current development programs focus on osteoporosis and weight management genetic risk assessment tests, as well as its new proprietary OTCeuticals for distribution through Alan James Group. The Company expects that these programs will also lead to the personalized selection of nutritional products, and provide consumers and healthcare professionals with better. For more information about Interleukin and its ongoing programs, please visit http://www.ilgenetics.com.

    Certain statements contained herein are "forward-looking" statements including statements regarding our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, our ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns, our ability to make progress in advancing our core technologies, and our expectations regarding fiscal year 2007 revenues and gross profit margins of our nutritional supplement products. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the risk of market acceptance of our products, the risk of technology and product obsolescence, delays in product development, the performance of our commercial partners, the availability of adequate capital, the actions of our competitors and other competitive risks, our ability to integrate acquired businesses, our ability to maintain relationships with our important customers, and those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission, our quarterly reports on Form 10-Q and other filings made by us with the Securities and Exchange Commission. We disclaim any obligation or intention to update these forward-looking statements.

                      Interleukin Genetics, Inc.

                         Financial Highlights

                                 December 31, 2006  December 31, 2005
Balance sheet data                   (Audited)          (Audited)
--------------------------------
Cash and cash equivalents              $10,082,919         $3,415,174
Total current assets                    12,991,113          3,589,656
Total assets                           $22,630,285         $4,970,075

Total current liabilities               $7,388,353         $3,014,742
Total liabilities                        8,844,354          4,686,330

Total shareholders' equity              13,785,931            283,745

Total liabilities and
 shareholders' equity                  $22,630,285         $4,970,075


                      Three Months Ended            Year Ended
 Statement of      December 31, December 31, December 31, December 31,
  operations data      2006         2005         2006         2005
------------------ ------------ ------------ ------------ ------------
                          (Unaudited)                (Audited)
                   ------------------------- -------------------------
Revenue             $1,837,164       $2,134   $4,731,026      $22,877

Gross profit           589,455        2,134    1,888,429       22,877

Research and
 development
 expenses              841,967      958,819    3,262,349    3,127,086
Selling, general
 and
 administrative
 expenses            1,804,282      660,814    4,506,799    2,916,858
Amortization of
 intangible assets     490,227       12,099      646,065       36,921
                   ------------ ------------ ------------ ------------
Total operating
 expenses            3,136,476    1,631,732    8,415,213    6,080,865
                   ------------ ------------ ------------ ------------

Loss from
 operations         (2,547,021)  (1,629,598)  (6,526,784)  (6,057,988)

Total other income
 and expense           (46,426)    (124,950)    (412,972)    (512,836)
                   ------------ ------------ ------------ ------------

Net loss before
 income taxes       (2,593,447)  (1,754,548)  (6,939,756)  (6,570,824)

Provision for
 income taxes           (7,000)           -       (7,000)           -
                   ------------ ------------ ------------ ------------

Net loss           $(2,600,447) $(1,754,548) $(6,946,756) $(6,570,824)
                   ============ ============ ============ ============

Basic and diluted
 loss per share         $(0.10)      $(0.07)      $(0.27)      $(0.28)
                   ============ ============ ============ ============
Weighted average
 common shares
 outstanding        27,363,550   23,861,436   25,340,107   23,702,967
                   ============ ============ ============ ============

    CONTACT: For Interleukin Genetics:
             Paul Voegelin, 781-398-0700